Exhibit 99.1

Preformed Line Products Announces Second Quarter And First Half 2019 Results

MAYFIELD VILLAGE, Ohio, Aug. 2, 2019 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its second quarter and first six months of 2019.

Net income for the quarter ended June 30, 2019 was $7.9 million, or $1.56 per diluted share, compared to $6.7 million, or $1.33 per diluted share, for the comparable period in 2018.

Net sales in the second quarter of 2019 increased 5% to $114.8 million, compared to $108.9 million in the second quarter of 2018.

Net income for the six months ended June 30, 2019 was $9.7 million, or $1.92 per diluted share, compared to $12.3 million, or $2.42 per diluted share, for the comparable period in 2018.

Net sales increased 2% to $212.0 million for the first six months of 2019 compared to $207.1 million in the first six months of 2018.

Currency translation rates unfavorably impacted net sales by $4.6 million for the quarter and $9.4 million for the six months ended June 30, 2019. Currency had an unfavorable impact on net income of $.4 million for the quarter and $.2 million for the first six months of 2019.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We are very pleased with the double-digit increase in Q2 sales over the same period last year, excluding the impact of currency exchange rates. The strong sales performance was aided by our recent acquisitions in Austria and the Czech Republic. Leveraging our global manufacturing infrastructure has enabled us to diminish the impact of increased tariffs and raw material costs, driving our second quarter comparative margins to the highest level in six years."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018

Net sales	$ 114,842	$ 108,915	$ 211,995	$ 207,054
Cost of products sold	77,035	73,712	146,923	140,333
GROSS PROFIT	37,807	35,203	65,072	66,721

Costs and expenses
Selling	9,046	9,471	17,458	18,332
General and administrative	12,893	11,288	25,211	22,203
Research and engineering	4,428	3,646	8,569	7,307
Other operating expense - net	325	1,465	673	1,800
	26,692	25,870	51,911	49,642

OPERATING INCOME	11,115	9,333	13,161	17,079

Other income (expense)
Interest income	223	134	402	229
Interest expense	(585)	(348)	(952)	(628)
Other income - net	97	105	167	173
	(265)	(109)	(383)	(226)

INCOME BEFORE INCOME TAXES	10,850	9,224	12,778	16,853

Income taxes	2,984	2,489	3,088	4,590

NET INCOME	$ 7,866	$ 6,735	$ 9,690	$ 12,263
Less: Net loss attributable to noncontrolling interests	(38)	-	(38)	-

NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$ 7,904	$ 6,735	$ 9,728	$ 12,263

BASIC EARNINGS PER SHARE
Net Income Attributable To Preformed Line Products Company Shareholders	$ 1.57	$ 1.34	$ 1.92	$ 2.43

DILUTED EARNINGS PER SHARE
Net Income Attributable To Preformed Line Products Company Shareholders	$ 1.56	$ 1.33	$ 1.92	$ 2.42

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,049	5,044	5,047	5,045

Weighted-average number of shares outstanding - diluted	5,058	5,064	5,056	5,064

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Thousands of dollars, except share and per share data)	2019	2018

ASSETS
Cash and cash equivalents	$ 41,260	$ 43,609
Accounts receivable, less allowances of $3,753 ($3,178 in 2018)	91,767	73,139
Inventories - net	92,732	85,259
Prepaids	9,426	9,374
Other current assets	2,036	2,882
TOTAL CURRENT ASSETS	237,221	214,263

Property, plant and equipment - net	112,263	102,955
Other intangibles - net	12,859	8,458
Goodwill	28,726	15,621
Deferred income taxes	7,462	6,900
Other assets	26,622	10,600

TOTAL ASSETS	$ 425,153	$ 358,797

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 28,727	$ 26,414
Notes payable to banks	9,846	9,042
Current portion of long-term debt	2,279	1,448
Accrued compensation and amounts withheld from employees	14,413	11,153
Accrued expenses and other liabilities	28,237	21,430
TOTAL CURRENT LIABILITIES	83,502	69,487

Long-term debt, less current portion	55,222	24,960
Other noncurrent liabilities and deferred income taxes	28,615	14,980

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,030,181 and
5,020,410 issued and outstanding, as of June 30, 2019 and December 31, 2018	12,822	12,662
Common shares issued to rabbi trust, 270,860 and 269,630 shares at
June 30, 2019 and December 31, 2018, respectively	(11,066)	(11,008)
Deferred Compensation Liability	11,066	11,008
Paid-in capital	36,200	34,401
Retained earnings	341,766	334,170
Treasury shares, at cost, 1,381,002 and 1,310,387 shares at
June 30, 2019 and December 31, 2018, respectively	(75,992)	(72,280)
Accumulated other comprehensive loss	(56,944)	(59,583)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	257,852	249,370
Noncontrolling interest	(38)	-
TOTAL SHAREHOLDERS' EQUITY	257,814	249,370
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 425,153	$ 358,797

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246